FOR IMMEDIATE  RELEASE

MERRIMAN HOLDINGS, INC. ANNOUNCES FULL COMPLIANCE WITH
NASDAQ LISTING RULES

SAN FRANCISCO – February 10, 2011  – Merriman Holdings, Inc. (NASDAQ: MERR) announced today that the notice issued by the Nasdaq Stock Market that the company had violated Nasdaq Listing Rule 5635 was resolved on February 8, 2011, by issuance of a Letter of Reprimand in accordance with Nasdaq Listing Rule 5810(c)(4) and the matter is now closed.

Merriman Holdings, Inc. received a separate letter from the Nasdaq Stock Market on February 8, 2011, notifying the company that Ronald L. Chez, who served on the audit committee from August 10, 2010 until December 21, 2010, was ineligible to do so under Nasdaq Listing Rule 5605(c)(A)(ii). Upon Chez’ resignation from the Audit Committee and replacement by an independent director, the company regained full compliance with Nasdaq Listing Rules and the matter is now closed.

About Merriman Holdings, Inc.

Merriman Holdings, Inc. (NASDAQ: MERR) is a financial services firm focused on fast-growing companies and the institutions that invest in them. Merriman offers high-quality investment banking, equity research, institutional services and corporate & venture services.  Merriman specializes in three industry growth sectors: CleanTech, Consumer, Media & Internet and Technology. For more information, please go to www.merrimanco.com.

Note to Investors

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of the Company. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K/A filed on April 30, 2010. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate,” believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. The Form 10-K/A filed on April 30, 2010 and the Form 10-Q filed on November 15, 2010, together with this press release and the financial information contained herein, are available on our website, www.merrimanco.com. Please click on "Investor Relations."
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At the Company:hold

Jack Thrift
Chief Financial Officer
Merriman Holdings, Inc.
(415)248-5640